                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement                          Confidential, for Use of the Commission Only (as
                                                         permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           COMMUNICATION CABLE, INC.
                (Name of Registrant as Specified in Its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) PAYMENT OF FILING FEE (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
 (1) Title of each class of securities to which transaction applies:
 (2) Aggregate number of securities to which transaction applies:
 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:
[x] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
 (1) Amount Previously Paid:
 (2) Form, Schedule or Registration Statement No.:
 (3) Filing Party:
 (4) Date Filed:

                      (Communication Cable, Inc. Letterhead)


                                February 5, 1996


To Our Stockholders:


       Enclosed please find a Proxy Statement Supplement in connection with the Company's Special Meeting of Shareholders scheduled for Friday, February 16, 1996.


       The Special Meeting is being held at the demand of Kuhlman Acquisition Corp. ("Kuhlman") in connection with its tender offer. Kuhlman also is soliciting proxies from shareholders in connection with the Special Meeting. The Board of Directors urges you to authorize the enclosed proxies to vote on your behalf, and not the proxies named and sent to you by Kuhlman. The Board of Directors and its Special Committee are interested in being sure shareholders receive the highest value possible and they do not believe Kuhlman has this same interest.


       Time is of the essence. Please consider the enclosed information and act immediately by returning the enclosed proxy card by fax to the Company at 201-804-8017.

       By Order of the Board of Directors.
                                        Sincerely,
                                        (Signature of James R. Fore)
                                        James R. Fore
                                        President

                           COMMUNICATION CABLE, INC.
                             1378 Charleston Drive
                              Post Office Box 1757
                         Sanford, North Carolina 27330


                           PROXY STATEMENT SUPPLEMENT


                                                                February 5, 1996

                                  INTRODUCTION

     On or about January 17, 1996, the Board of Directors of Communication Cable, Inc. (the "Company") distributed a Notice of Special Meeting of Shareholders and Proxy Statement (the "Initial Proxy Statement"), announcing the Special Meeting of Shareholders to be held at the Company's headquarters located at 1378 Charleston Drive, Sanford, North Carolina 27330 at 10:00 a.m., Eastern time on Friday, February 16, 1996, and soliciting the proxies of shareholders with respect to the Voting Rights Proposal (as defined herein and in the Initial Proxy Statement). As described in the Initial Proxy Statement, the Board of Directors has called the Special Meeting at the request of Kuhlman Corporation, which is entitled under the Control Act (as defined below) to request such a meeting to determine the voting rights of the Company's shares which Kuhlman may acquire in connection with its ongoing tender offer. Because the Kuhlman offer of $12.00 per share was not the highest bid for the Company's shares at the time of the Initial Proxy Statement, the Board of Directors recommended that shareholders vote against the Voting Rights Proposal at that time. Since the date of the Initial Proxy Statement, the Board of Directors has been successful in soliciting successively higher bids for the Company's shares from both Kuhlman and Pentair, with the result that as of this date Kuhlman is bidding $14.00 per share in its tender offer and Pentair has agreed to pay $13.50 per share pursuant to a merger agreement. The primary goal of the Board of Directors in connection with the ongoing contest for control of the Company is to obtain maximum value for shareholders. Accordingly, so long as Kuhlman's offer remains the superior bid for the Company's shares and is able to consummate the tender offer, the Board of Directors is in favor of granting voting rights with respect to Kuhlman's shares. In the event that Kuhlman is not able to consummate the tender offer, however, the Board of Directors does not believe it is advisable to grant voting rights to Kuhlman's shares. In light of these considerations, the Board of Directors makes the recommendations set forth below.


                        RECOMMENDATIONS AND INSTRUCTIONS


     For the reasons set forth herein and in Amendment No. 4 to Schedule 14D-9 ("Amendment No. 4") attached hereto, the Board of Directors recommends that shareholders take the following action:


     (Bullet) Mark the white proxy card No. 2 to VOTE FOR the Voting Rights
              Proposal granting Kuhlman voting rights effective only upon Kuhlman's acceptance of all shares tendered at a cash price not less than $14.00 per share and for shares not less than the current Minimum Tender Condition.


     (Bullet) Mark the white proxy card No. 2 to grant the proxy holder authority to vote in his discretion on adjournment and other procedural matters.


     (Bullet) Mark the white proxy card No. 2 giving the Company written notice that, if the Voting Rights Proposal is approved, the holder may ask for the redemption of the holder's Shares under the Control Act.


     (Bullet) Mark, sign, date and return by FACSIMILE to 201-804-8017 and mail the enclosed white proxy card No. 2. PLEASE RETURN THE CARD EVEN IF YOU PREVIOUSLY HAVE RETURNED A WHITE OR KUHLMAN'S BLUE PROXY CARD.

                               PROXY SOLICITATION

     The cost of solicitation of proxies will be borne by the Company, subject to reimbursement by the Purchaser referred to below. Solicitation of proxies will be made by mail, personally, or by telephone, facsimile transmission or telegraph, by officers, directors and regular employees of the Company. The Company previously engaged Georgeson & Company Inc. to assist in the solicitation of proxies from broker-dealers, banks and other institutional holders at an approximate fee of $5,000 plus out-of-pocket expenses. On January 17, 1996, Georgeson & Company Inc. advised the Company that they will not serve as proxy solicitor for the Company at the Special Meeting because of a perceived conflict of interest with their role as information agent for the pending tender offer by Kuhlman Corporation for the Company's shares. The Company has engaged Corporate Investor Communications, Inc. to replace Georgeson & Company, Inc. in the solicitation of proxies at an approximate fee of $6,500 plus out-of-pocket expenses. Corporate Investor Communications, Inc. may also be involved in the solicitation of proxies from individual holders of record and non-objecting beneficial owners. Brokerage houses and other custodians, nominees and fiduciaries will be reimbursed for out-of-pocket expenses incurred in forwarding soliciting material to beneficial owners.

                                VOTING PROCEDURE

     As reported in the Initial Proxy Statement, the Board of Directors has fixed the close of business on January 16, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. At the close of business on January 16, 1996, there were issued and outstanding 2,641,033 shares of common stock, par value $1.00 per share, of the Company ("Shares"). Shares constituting "interested shares" within the meaning of the North Carolina Control Share Acquisition Act (the "Control Act") are not entitled to vote at the Special Meeting, of which 389,341 were issued and outstanding at the close of business on January 16, 1996. Only the remaining 2,251,692 Shares are entitled to vote at the Special Meeting, each of which is entitled to one vote. The approval of the Voting Rights Proposal (as described below) requires the affirmative vote of the holders of at least a majority of all the outstanding Shares (not including "interested shares").


     Shares entitled to vote at the Special Meeting cannot be voted at the Special Meeting unless the owner of record at the close of business on January 16, 1996 is present to vote in person or is represented by valid proxy. Utilization of the enclosed proxy is a means by which such a shareholder may authorize the voting of his, her or its Shares at the Special Meeting. All Shares entitled to vote that are represented by valid proxies received by William B. Cooper, the Secretary of the Company, prior to the time they are voted will be as specified by the shareholder. If the shareholder does not specify how the shares are to be voted, then they will be voted consistent with the recommendation of the Board of Directors regarding the Voting Rights Proposal. A proxy may be revoked by the shareholder at any time prior to the time it is voted upon the delivery of written notice to the Secretary of the Company, by delivering a subsequently executed and dated proxy, or by attending the meeting and electing to vote in person. Your return of the signed enclosed proxy card will revoke any prior proxy or proxies you may have returned in connection with the Voting Rights Proposal, including the blue proxy card solicited by Kuhlman.


AUTHORIZATION TO VOTE AN ADJOURNMENT AND OTHER MATTERS


     By so indicating on the proxy, a shareholder will be authorizing the proxy holder to vote in his discretion regarding any procedural motions which may come before the meeting. Such proxy will vote as instructed by a majority of the Special Committee of the Board of Directors of the Company. For example, this authority could be used to adjourn the meeting if a majority of the Special Committee believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to shareholders. The Special Committee has no specific plans to adjourn the meeting at this time, but it intends to attempt to do so if it believes doing so would promote shareholder interests. The proxy holder also will be authorized to vote in his discretion on any matter brought before the meeting by Kuhlman, including matters as to which Kuhlman solicited proxies.

                             VOTING RIGHTS PROPOSAL
THE OFFER

     On November 29, 1995, Kuhlman Acquisition Corp. (the "Purchaser"), a North Carolina corporation and a wholly-owned subsidiary of Kuhlman Corporation, a Delaware corporation ("Kuhlman"), commenced a tender offer to purchase any and all outstanding shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), for $12.00 per Share (the "Initial Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 29, 1995 (the "Initial Offer to Purchase") and the related Letter of Transmittal (together, the "Initial Offer"), copies of which were attached hereto as Exhibits A and B, respectively to the Initial Proxy Statement. For further information about the Purchaser and Kuhlman, see
Section 9 of the Initial Offer to Purchase. Subsequently, Kuhlman amended the Initial Offer on January 17 and 23 and February 1, 1996 (together, the "Amended Offer"). Reference is made to the Amended Offer which Kuhlman previously has mailed to shareholders.


     The Initial Offer to Purchase states that the purpose of the Offer is to enable the Purchaser to acquire control of the Company. It further stated that, as soon as practicable following the purchase of Shares pursuant to the Offer, the Purchaser intends to seek the maximum representation obtainable on the Company's Board of Directors. Thereafter the Purchaser or the Company may seek to purchase, as and in the manner permitted by law, Shares not purchased pursuant to the Offer.

     Conditions as established by Kuhlman for the Amended Offer are, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, excluding the shares beneficially owned by the Purchaser constitutes at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Tender Condition") and
(2) the Purchaser being satisfied, in its sole discretion, that the Control Act has been complied with or is invalid or otherwise inapplicable to the Offer and that all Shares then owned by the Purchaser have, and all Shares tendered for purchase pursuant to the Offer will have, upon purchase by the Purchaser, the same voting rights as all other Shares not constituting "interested shares" within the meaning of the Control Act (the "Voting Rights Condition"). The Purchaser has advised the Company and the shareholders that the Purchaser believes that shareholder approval of the Voting Rights Proposal described below would satisfy the Voting Rights Condition. The Purchaser is not obligated to consummate the Offer unless and until, among other things, the Voting Rights Condition is satisfied.


BACKGROUND


     As reported in Amendment No. 2 to Schedule 14D-9 of the Company filed with the Securities and Exchange Commission ("SEC") and mailed to shareholders on January 16, 1996, ("Amendment No. 2"), the Board of Directors of the Company recommended rejection of Kuhlman's $12.00 Initial Offer as not in the best interests of the Company and its shareholders in light of the pendency of a higher offer of $13.00 per share from Pentair. On January 17, 1996, in the Initial Proxy Statement, the Board of Directors recommended that shareholders vote against the Voting Rights Proposal, again because the $12.00 per share tender offer by Kuhlman was not offering shareholders the highest price and was subject to certain unresolved contingencies. The facts surrounding the Board's decision were as follows: First, at a Board meeting on January 12, 1996, Pentair confirmed its previously announced interest in acquiring the Company. The Company established a special committee of three outside directors (the "Special Committee") to consider and act with respect to any Pentair offer, the Kuhlman Offer or any other third party offer. On January 15, 1996, the Company entered into a non-binding letter of intent with Pentair, pursuant to which the Company would merge with a wholly owned subsidiary of Pentair for cash merger consideration of $13.00 per share. The letter of intent was attached as an exhibit to Amendment No. 2. Second, on January 16, Kuhlman notified the Company in writing that it would proceed to increase the price of the Offer to $13 1/16 per share. Kuhlman informed the Company that the Company could act in reliance on Kuhlman's notification that it would increase the price of the Offer. As of the time of printing the Initial Proxy Statement, Kuhlman had not amended its
Schedule 14D-1 which set forth the terms of the Offer. Kuhlman did announce on January 16, 1996 that its Offer, when amended, would be extended to 5:00 p.m. New York City time, on January 31, 1996 and that the minimum tender condition would be reduced from 80% of the outstanding Company stock to a majority of the outstanding Company stock not owned by the Purchaser. Kuhlman had previously announced that it has exercised its option to purchase 315,603 shares from James
R. Fore, President and Chief Executive Officer of the Company, such that Kuhlman notified the Company that, as of January 5, 1996, it owned approximately 12% of the outstanding Common Stock. Reference is made to Amendment No. 3 to Schedule 14D-9 ("Amendment No. 3") which previously has been mailed to shareholders for more detailed background information.


     In reaching its recommendation set forth in the Initial Proxy Statement, the Board and the Special Committee considered the above developments as well as a number of factors as set forth in Amendment No. 2. The Board indicated in the Initial Proxy Statement that it would consider its recommendation with respect to Kuhlman's announced increase in price to $13 1/16 after evaluating the terms of the Offer once it was amended by Kuhlman.


     On January 17, 1996, following the previous recommendation of the Board of Directors with respect to the Kuhlman Offer, Kuhlman filed an amendment to its
Schedule 14D-1, increasing the price of the Offer to $13 1/16 per share and reducing the minimum tender condition from 80% of the outstanding Common Stock to a majority of the outstanding Common Stock not owned by the Purchaser.


     In response to the increase in the Kuhlman Offer, on January 18, 1996 representatives of Pentair informed representatives of the Company that Pentair was prepared to sign a proposed merger agreement at a price of $13.50 under certain conditions, including that Pentair would require: (i) an option for 300,000 shares of Common Stock at a price of $13.50 per share, and (ii) an increase in the termination fee from $750,000, as specified in the letter of intent, to $1 million as originally proposed. Counsel for the Special Committee informed Kuhlman's counsel that Pentair had expressed a strong interest in going forward and that Kuhlman would be likely to have to increase its price in excess of $13.50 to go forward, and in several conversations with counsel to Kuhlman on January 18 and January 19 emphasized that it was imperative that Kuhlman communicate its intentions immediately in light of Pentair's apparently imminent offer. Counsel for Kuhlman repeatedly indicated that because key executives were unavailable, Kuhlman would not be in a position to respond until some time on Monday, January 22.


     At a Noon meeting on January 19, following consideration of Pentair's latest offer, in the interests of maximizing value to the shareholders and of maintaining a level playing field between the two bidders for the Company, the Special Committee decided to inform both Kuhlman and Pentair that any new offers would be accepted through noon on Monday, January 22, and that the Special Committee would then attempt to finalize its recommendation to the Board of Directors. Following the Special Committee meeting, counsel for the Special Committee informed counsel for Pentair and for Kuhlman that the Special Committee would give both parties until Noon Monday to increase their offers, and Counsel for both Pentair and Kuhlman took this information under advisement.


     At approximately 2:15 p.m. on the afternoon of January 19, counsel for the Special Committee received a call, followed immediately by a faxed letter, from counsel for Pentair, in which Pentair rejected the process set up by the Special Committee to solicit final offers from both parties and demanded that the Company accept the Pentair offer to merge at $13.50 per share by executing the merger agreement and returning it to Pentair no later than 4:00 p.m. that day.Representatives of Pentair threatened that if the Company did not accept their proposal, Pentair would issue a press release publicly withdrawing its offer and indicating that it had no further interest in pursuing the merger with the Company. Over the next several hours counsel for the Special Committee and members of the Special Committee were able to obtain hour by hour extensions to the Pentair deadline. Counsel for the Special Committee also informed counsel for Kuhlman that the Special Committee was under pressure to take action due to an ultimatum received from Pentair, and urgently requested a response from Kuhlman regarding its willingness to increase its Offer to in excess of $13.50 per share. Counsel for Kuhlman again stated that it would not be possible for Kuhlman to respond prior to Monday, January 22, and urged the Special Committee to take no action prior to that time.


     On the night of January 19, the Special Committee met to consider the Pentair ultimatum. The Special Committee balanced the desire to ensure shareholders at least $13.50 per share with a determination to preserve an opportunity for Kuhlman to make a higher offer. As part of its deliberations, the Special Committee considered the fact that the merger agreement would not preclude a higher offer from Kuhlman and that it did not view an increase in the termination fee by $250,000 and the grant of options for 300,000 shares at an exercise price of $13.50 per share to be likely to impede any higher offer that Kuhlman otherwise would be likely to make. The Special Committee determined that a rejection of the Pentair ultimatum would not be in the best interests of shareholders due to the likelihood that Pentair would withdraw, leaving Kuhlman's $13 1/16 per share offer as the best and only offer available to shareholders. The Special Committee concluded that it would recommend to the board of directors approval of the Pentair merger agreement at a price of $13.50 per share, although the Special Committee would try to negotiate away any increase in the termination fee and the granting of options. Following the meeting of the Special Committee, a board meeting was held later on the night of January 17 and the board received the report of the Special Committee. The Board adopted the Special Committee's recommendation that the Company enter into the merger agreement with Pentair at $13.50 per share.


     On Saturday morning, January 20, a representative of the Company spoke with a representative of Pentair regarding the board's willingness to enter into the merger agreement at $13.50 per share and attempted to negotiate certain modifications, including with respect to the termination fee and the option agreement. Pentair would not reduce the termination fee below $1 million nor would it alter the terms of the option agreement. The Pentair representative did affirm to the Company representative, however, that Pentair would not use the option agreement or the underlying shares to block a higher offer. Accordingly, later in the day on January 20, the merger agreement and option agreement were fully executed and delivered.


     On Sunday, January 21, counsel for the Special Committee informed counsel for Kuhlman that the Company had entered into a merger agreement with Kuhlman, the details of which would be announced Monday morning through a press release, and that the merger agreement would not preclude Kuhlman from making a higher offer.


     On the morning of January 22, the Company issued a press release announcing the merger, and Counsel for the Special Committee delivered a copy of the merger agreement to counsel for Kuhlman. Later in the day on January 22, counsel for Kuhlman informed counsel for the Special Committee that Kuhlman had issued a press release increasing its offer to $14.00 per share. Counsel for Kuhlman informed counsel for the Special Committee that Kuhlman believes the Company's board acted hastily and Kuhlman had no further desire to negotiate with the Company's board of directors or Special Committee. Counsel to the Special Committee renewed requests previously made for additional information regarding Kuhlman's arrangements to finance the tender offer. On January 23, 1996 Kuhlman filed Amendment No. 3 to its Schedule 14D-1, to which it attached its amended Offer.

     On January 24, in response to the repeated requests of counsel to the Special Committee for additional information regarding Kuhlman's anticipated financing of the tender offer, counsel to Kuhlman sent a letter to counsel for the Special Committee, stating that Kuhlman's relationships with its lenders were excellent, that financing was not a condition to the offer, and that the Special financing was not a condition to the offer, and the Special Committee's requests regarding financing arrangements were "immaterial." In response, on January 24 counsel to the Special Committee responded that the past due diligence which the Company had conducted on Kuhlman's financial condition led the Special Committee to believe that its requests for additional information regarding Kuhlman's financial arrangements for the offer were reasonable and relevant to the Special Committee's deliberations. Specifically, counsel to the Special Committee emphasized that, "...the ability of Kuhlman to finance the tender offer, as opposed to some other party, is an area regarding which the Special Committee would like to receive more information."


     Following Kuhlman's increase in the Offer price and the foregoing inquiries regarding Kuhlman's financing arrangements and other matters related to the completion of the offer, on January 25, 1996 the Company filed its Amendment No. 3 to Schedule 14D-9 with the SEC and mailed a copy of Amendment No. 3 to its shareholders. In Amendment No. 3 the Special Committee took no position with respect to the Kuhlman Offer. This decision was made based on twelve factors set forth in the Amendment, including a continuing need for further information from Kuhlman, the continued existence of conditions to Kuhlman's financing, the lack of any undertaking by Kuhlman not to reduce the Offer price at any time, and market conditions.


     On January 25, Pentair informed the Special Committee that it intended to respond to the $14.00 Kuhlman offer by Friday, January 26, 1996. No such response was forthcoming, although counsel to Pentair repeatedly stated that Pentair had doubts that Kuhlman can obtain financing sufficient to consummate the tender offer, and until such doubts are resolved Pentair would not be inclined to increase the Offer Price.


     On the evening of January 26, 2996, counsel to Kuhlman called counsel to the Special Committee and indicated that Kuhlman had instructed its banks to have sufficient funds on hand to accept the tender, and that the banks were proceeding to comply with Kuhlman's instructions. Counsel to Kuhlman indicated that these arrangements were outside of the commitment letters previously filed with Kuhlman's tender offer. Counsel to the Special Committee again reiterated the Special Committee's request for written confirmations of the commitments of Kuhlman's banks.


     On January 29 counsel to the Special Committee received a letter from G. C. Kitch, an Executive Vice President of Pentair, stating that Pentair declined to respond to the increase in the offer price to $14.00 per share by Kuhlman at that time, although Pentair reserved the right to make a response later. Mr. Kitch further stated that until Pentair had an opportunity to consider information with respect to Kuhlman's financing of the tender offer, Pentair felt it was premature to respond.


     On January 29, in connection with the deliberations of the Special Committee, counsel to the Special Committee wrote to Kuhlman to request that Kuhlman consider a postponement of the Special Meeting, and to ask that Kuhlman address four issues:


          (1) the status of Kuhlman's consideration of the Special Committee's requests for an irrevocable undertaking not to decrease the tender offer price below $14 per share;


          (2) details regarding Kuhlman's arrangements to finance the tender offer, including written confirmation from the appropriate financial institutions regarding such financing and information as to whether the financing would be adequate to purchase all of the Company's shares;


          (3) confirmation that Kuhlman must accept all shares tendered if it accepts any; and


          (4) a request that Kuhlman furnish an irrevocable undertaking that Kuhlman would not subsequently pay less for non-tendered shares than paid for tendered shares in the event that less than all shares are tendered.


     On the morning of January 31, counsel to Kuhlman replied to counsel to the Special Committee by letter which included the following:


          (a) Kuhlman would not agree to a postponement of the Special Meeting.


          (b) Although Kuhlman has the right to decrease the price offered in its tender offer, Kuhlman does not expect to do so.


          (c) Kuhlman's arrangements with its banks are "contemplated by" the commitment letters originally filed with the Kuhlman tender offer, and all that has changed is the timing of the credit agreement amendment which will implement

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

     those arrangements. The availability of financing was never a condition to Kuhlman's tender offer and is not an "issue" at all. Kuhlman is deeply disappointed that the Special Committee has decided to focus on a "non-issue" rather than on the "real issues" of price and timing of payment.


          (d) Kuhlman agrees that all shares tendered must be accepted by Kuhlman if any such shares are tendered.


          (e) Kuhlman refuses to undertake not to pay less for non-tendered shares than it pays for tendered shares in the event that less than all shares are tendered.


     On the afternoon of January 31, counsel to the Special Committee addressed two of the issues discussed in the letter sent by counsel to Kuhlman earlier in the day. First, counsel to the Special Committee noted that Kuhlman had failed to provide an undertaking that it would not decrease the tender offer price and reserves its right to reduce the tender offer price. Secondly, counsel to the Special Committee offered clarification as to why the Special Committee had remained focused on the issue of the financing of the Kuhlman tender offer. A portion of this letter is as follows:


     "In your letter, you characterize Kuhlman's financing as a "non-issue", and again criticize the Special Committee for raising its concerns. In particular, you state that arrangements for Kuhlman to increase its borrowing capacity under the existing credit agreement in an amount sufficient to purchase all CCI shares are "arrangements contemplated by the commitment letters." (Emphasis in original.) You also claim that, "All that has changed is the timing of the credit agreement amendment." (Emphasis in original.) Unfortunately, a review of the commitment letters which Kuhlman has provided as exhibits to its Schedule 14D-1 (referred to herein as the "Commitment Letters") indicates that these statements and claims are inaccurate. Kuhlman has provided no other information for review by the Special Committee in this regard."


     Counsel to the Special Committee went on to renew its request for tangible evidence that Kuhlman had secured the financing necessary to consummate its tender offer and reiterated to Kuhlman the following points among others:


     (1) Each Commitment Letter refers to a request by Kuhlman to obtain "up to $35 million of financing..." in connection with the acquisition, related expenses and working capital needs. This amount is inadequate to finance the purchase of all outstanding CCI shares and shares underlying exercisable options, much less to cover associated expenses or working capital.


     (2) As the Special Committee has repeatedly pointed out, the banks each have the right to conduct due diligence investigations of CCI prior to any financing. The status of such due diligence or whether it will be required has not been disclosed to the Special Committee (if such due diligence has begun at all).


     (3) Each Commitment Letter expires [February 1, 1996,] unless extended in writing, and no evidence of any such extension has been provided."


     Counsel to Kuhlman did not respond to the letter sent by counsel to the Special Committee on January 31. On February 1, counsel to the Special Committee again wrote to counsel to Kuhlman requesting that "on Kuhlman's behalf you send to us by facsimile Kuhlman's amended Schedule 14D-1, with exhibits, as soon as it is filed." Kuhlman filed an amended Schedule 14D-1 with the Securities and Exchange Commission on February 1, 1996, but did not provide a copy to the Special Committee.


     Amendment No. 4 to the Schedule 14D-1 of Kuhlman included a Supplement, dated February 1, 1996, to the Kuhlman tender offer. This supplement contains the following statement regarding the financing of the tender offer under the caption "SOURCE AND AMOUNT OF FUNDS":


     "Effective January 31, 1996, the Banks extended the terms of their Commitment letters through March 15, 1996. All other terms and conditions of the Commitment Letters remain in full force and effect, except that the purchase price for the Acquisition (as defined therein) is not to exceed $46 million. Kuhlman has instructed the Banks to amend Kuhlman's existing bank credit agreement so that Kuhlman will have access to sufficient funds on deposit at the Expiration Date to purchase all of the Shares, and the banks are proceeding to execute that instruction. At the time of printing this Supplement, the parties were documenting an amendment to Kuhlman's existing bank credit agreement that would expand Kuhlman's borrowing ceiling and thereby comply with Kuhlman's instruction to the Banks. When such amendment is executed, a copy will be filed as an exhibit to an amendment to the Schedule 14D-1."


On February 2, 1996, the Special Committee met to consider its recommendations with respect to the Amended Offer and the Voting Rights Proposal. For the reasons described in Amendment No. 4 to Schedule 14D-9 ("Amendment No. 4") attached hereto as Exhibit A and incorporated herein by reference and as discussed under "Recommendation of the Board of Directors and Special Committee," the Special Committee approved recommending to shareholders a vote in favor of the Voting Rights Proposal granting Kuhlman voting rights effective only upon Kuhlman's acceptance of all Shares tendered at a cash price not less than $14.00 per share and for Shares not less than the current Minimum Tender Condition. The Special Committee also preliminarily approved a recommendation in favor of the Amended Offer of $14.00 per share. The Board of Directors then met and approved the Special Committee's recommendation. Special Committee Counsel then informed counsel for Pentair of the Special Committee's action and that the Company would proceed with its shareholder mailings unless Pentair increased its offer. Special Committee Counsel also attempted to inform Kuhlman's counsel of this information.

FAIRNESS OPINION

     THE BOARD OF DIRECTORS OF THE COMPANY HAS OBTAINED A FAIRNESS OPINION FROM INTERSTATE/JOHNSON LANE CORPORATION "IJL") THAT THE $12.00 KUHLMAN INITIAL OFFER PRICE IS FAIR TO THE COMPANY'S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. IJL AUTHORIZED THE COMPANY TO DELIVER SUCH OPINION WITH THE INITIAL PROXY STATEMENT. A COPY OF SUCH OPINION IS ATTACHED TO THE INITIAL PROXY STATEMENT.


     The Board selected IJL to advise it regarding the Offer because it felt that, as a market maker for the Company's common stock, IJL would be familiar enough with the Company to evaluate the Offer within the time period permitted for filing the Schedule 14D-9. The Company gave no instructions to IJL other than a request for the evaluation of the Initial Offer Price. The Company set no limitations on the scope of IJL's investigation. IJL's fee was proposed by IJL and determined by negotiation with the Board. IJL is a registered broker-dealer and a member firm of the New York Stock Exchange.


     The procedures followed by IJL, its findings and recommendations, the bases therefor and methods used by IJL are essentially outlined in its fairness opinion attached to the Initial Proxy Statement to which reference is made. IJL's complete report is available for inspection and copying at the principal executive offices of the Company during its regular business hours.


     As previously indicated, IJL is a market maker for the Company's common stock. In addition, Mr. John L. Bitter, Jr., a member of the Board of Directors of the Company since 1987, and currently a member of the Special Committee, has been an officer of IJL since 1984 and currently serves IJL as Senior Vice President.


     Accordingly, the Board believes that any cash price above $12.00 is fair from a financial point of view, including the $14.00 price announced by Kuhlman.

THE VOTING RIGHTS PROPOSAL

     The Voting Rights Proposal is as follows: "To grant voting rights to all of the Shares at any time acquired by or for the Purchaser, directly or indirectly, in a "control share acquisition" within the meaning of the Control Act, including any and all Shares that may be acquired by the Purchaser pursuant to its offer to purchase any and all outstanding Shares at $12.00 per Share, [now $14.00] net to the seller in cash, on the terms and subject to the conditions set forth in its Offer, as the same may be amended or supplemented at any time prior to the conclusion of the Special Meeting, such voting rights to be effective only upon Purchaser's acceptance of all Shares tendered at a cash price not less than $14.00 per share and for shares not less than the Minimum Tender Condition set forth in Purchaser's February 1, 1996 Offer Supplement." The Voting Rights Proposal is being made in compliance with the Control Act.


     The Control Act provides that an entity that acquires "control shares" of a publicly held North Carolina corporation may not vote those shares unless a majority of all the outstanding shares of the corporation (not including "interested shares") entitled to vote for the election of directors adopts a resolution to accord voting rights to the control shares. An entity acquires control shares whenever it acquires shares that would bring its voting power in the corporation to one of three thresholds: 20%, 33% or 50%. As used in the Control Act, the term "interested shares" means shares of the corporation beneficially owned by any person who has acquired or proposes to acquire control shares in a control share acquisition, by any officer of the corporation or by any employee of the corporation who is also a director of the corporation. The disinterested shareholders decide whether to accord votes to such shares at the corporation's next shareholders' meeting, unless the acquiror requests management to hold a special meeting of shareholders for such purpose and files a statement divulging certain information about itself and its intended plans. If such a meeting is requested, it must be held within 50 days of such request, except in certain situations.


     On November 29, 1995, the Purchaser delivered an "acquiring person statement" to the Company as required by the Control Act, a copy of which was attached as an exhibit to the Initial Proxy Statement, and requested that a special meeting be called for the purpose of acting upon the Voting Rights Proposal. The Company has called the Special Meeting in response to the Purchaser's request and in compliance with the Control Act. No new acquiring person statement has been delivered by

Kuhlman to reflect the material modifications to the Offer, including the decrease in the Minimum Tender Condition and increases in price.


RECOMMENDATION OF BOARD OF DIRECTORS AND SPECIAL COMMITTEE


     The Board of Directors recommends that shareholders mark the enclosed proxy card No. 2 to vote as follows:


     (Bullet) VOTE FOR the Voting Rights Proposal "to grant voting rights to all of the Shares at any time acquired by or for the Purchaser, directly or indirectly, in a "control share acquisition" within the meaning of the Control Act, including, any and all Shares that may be acquired by the Purchaser pursuant to its offer to purchase any and all outstanding shares at $12.00 per share [now $14.00], net to the seller in cash, on terms and subject to the conditions set forth in its Offer, as the same may be amended or supplemented at any time prior to the conclusion of the Special Meeting, such voting rights to be effective only upon Purchaser's acceptance of all Shares tendered at a cash price not less than $14.00 per share and for Shares not less than the Minimum Tender Condition set forth in Purchaser's February 1, 1996 Offer Supplement."


     (Bullet) VOTE FOR the grant of discretion to the named proxy to vote with respect to adjournment or other procedural matters.


     In reaching the recommendations, the Special Committee and the Board of Directors considered the factors and reasons set forth in Amendment No. 4 attached hereto. Among other reasons for its recommendations, they considered the fact that the Amended Offer of $14.00 per share is higher than the current Pentair offer of $13.50 per share. They also considered that granting Kuhlman voting rights if its offer is not ultimately the highest may put Kuhlman in a position of blocking a higher offer. The Special Committee and Board of Directors believed that there are no assurances Kuhlman actually will consummate the Amended Offer, although Kuhlman has indicated it is finalizing its financing arrangements which would enable it to do so if it so chooses. Accordingly, the Special Committee and the Board of Directors believe that conditioning the grant of voting rights on Kuhlman's acquiring control of the Company through the Amended Offer of $14.00 per share, would prevent Kuhlman from otherwise obtaining voting rights and the enhanced ability to block a higher offer. The Special Committee and the Board also considered that proceeding in this fashion allows them to reserve final determination with respect to the Kuhlman Amended Offer until after Pentair has responded.

                              OPTIONAL REDEMPTION
REDEMPTION RIGHTS
     Section 55-9A-06 of the North Carolina Business Corporation Act (the "NCBCA"), which is part of the Control Act, provides a right of redemption for the shareholders of a "covered corporation" (such as the Company) following a vote of the shareholders to accord voting rights to "control shares" acquired in a control share acquisition. The Control Act by its terms would apply to a non-exempt acquisition by the Purchaser of 20% or more of all outstanding Shares in the present circumstances and would apply, therefore, to consummation of the Offer upon satisfaction of the Minimum Tender Condition. The Company intends to comply with the Control Act. Therefore, the Company will honor the redemption rights provided for by statute.

     If the Voting Rights Proposal is approved at the Special Meeting and the Purchaser obtains a majority of all voting power for the election of directors, then all Company shareholders (other than the Purchaser) shall have the right, as prescribed in Section 55-9A-06 of the NCBCA, to have their shares redeemed by the Company at the "fair value" of those shares as of the day prior to the date on which the Voting Rights Proposal was approved. The Control Act defines "fair value" as a value, in the present context, that is not less than the highest price paid per Share by the Purchaser pursuant to the Stock Purchase Agreement or the Offer. The price payable by the Purchaser pursuant to the Stock Purchase Agreement is $14.00 per Share, and the price offered by the Purchaser in the Offer is currently $14.00 per Share. Accordingly, the redemption price under the Control Act will be $14.00 per Share, subject to any increase in the Offer Price and assuming compliance by the shareholder with the procedure stated below for redeeming the holder's Shares.

PROCEDURE FOR REDEEMING SHARES
     The right of redemption prescribed by the Control Act will be available only to those shareholders who give the written notice required by Section 55-9A-06(b) of the NCBA, as described below.
                                       8

     IN PARTICULAR, A SHAREHOLDER WILL HAVE NO RIGHT OF REDEMPTION UNDER THE CONTROL ACT UNLESS THE HOLDER GIVES TO THE COMPANY, PRIOR TO OR AT THE SPECIAL MEETING, WRITTEN NOTICE THAT, IF THE VOTING RIGHTS PROPOSAL IS APPROVED, THE HOLDER MAY ASK FOR THE REDEMPTION OF THE HOLDER'S SHARES UNDER THE CONTROL ACT. A SHAREHOLDER NEED NOT VOTE AGAINST THE VOTING RIGHTS PROPOSAL IN ORDER TO EXERCISE THE REDEMPTION RIGHT PRESCRIBED BY THE CONTROL ACT.
     If the Voting Rights Proposal is approved, and if the Purchaser (by means of the Offer or otherwise) acquires control shares having a majority of all voting power for the election of Company directors, then as soon as practicable the Board of Directors of the Company shall cause a notice to be sent to all shareholders of the Company advising them of such facts and reminding them that, if they gave the written notice referred to above, they may have rights to have their Shares redeemed at the fair value of such Shares pursuant to the Control Act.
     Within 30 days after the date on which a shareholder receives such notice, the holder may make written demand on the Company for payment of the fair value of the holder's Shares. After such demand, if the shareholder has complied with the notice requirement referred to above, the Company shall redeem the holder's Shares at their fair value within 30 days after the date on which the Company received such holder's written demand for payment.

     The written notice and written demand to be delivered by the shareholder, as explained above, may be delivered to the Company at 1378 Charleston Drive, Sanford, North Carolina 27330, Attention: Mr. William B. Cooper, Secretary-Treasurer. The form and method of delivery of such written notice and written demand is in each case at the option and risk of the shareholder. If notice or demand is sent by mail, the use of registered mail with return receipt requested is recommended. SHAREHOLDERS MAY GIVE NOTICE BY CHECKING THE APPROPRIATE BOX ON THE ENCLOSED PROXY CARD.

          SHARES OWNED BY CERTAIN SHAREHOLDERS, DIRECTORS AND OFFICERS
     The table below shows, as of January 16, 1996, the beneficial ownership of Shares by each shareholder known by management of the Company to own more than 5% of the outstanding Shares, by each director and named executive officer of the Company and by all directors and executive officers of the Company. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all Shares shown as beneficially owned by them. The address of each individual is c/o Communication Cable, Inc., 1378 Charleston Drive, P. O. Box 1757, Sanford, NC 27330.

NAME                                                             NUMBER OF SHARES (1)       PERCENTAGE OF CLASS (3)
Charles L. Wellard..........................................              315,971                     11.8%
Kuhlman Acquisition Corp....................................              315,703(2)                  12.0%
  3 Skidaway Village Square
  Savannah, GA 31411
Dimensional Fund Advisors, Inc..............................              129,361                      5.0%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
John L. Bitter, Jr..........................................               29,880                        *
George J. Falconero.........................................               22,878                        *
Benjamin Greene.............................................               22,675                        *
William B. Cooper...........................................               24,061                        *
William C. Cullen...........................................               16,995                        *
Steve B. Payne..............................................               24,809                        *
Henry H. Lawton.............................................                7,773                        *
James R. Fore...............................................                    0(2)                     0
Directors and executive officers as a group (9 persons).....              465,042                     16.5%


 * Less than one percent.
(1) Includes certain Shares that certain persons have the right to acquire upon the exercise of currently exercisable options: Charles L. Wellard, 47,475; John L. Bitter, Jr., 18,042; George J. Falconero, 21,130; Benjamin Greene, 18,042; William B. Cooper, 24,061; William C. Cullen, 16,995; Steve B. Payne, 24,809; and Henry H. Lawton, 7,773.

(2) In the first week of January 1996, Kuhlman Acquisition Corp. exercised its option under its Stock Option Agreement with Mr. Fore and thereby acquired all 315,603 Shares theretofore owned by him. For additional information about the Stock Option Agreement, see the introduction and Section 11 of the Offer to Purchase attached as Exhibit A to the Initial Proxy Statement.

(3) On February 2, 1996, the Company issued 300,000 shares of its common stock to Pentair, Inc. pursuant to Pentair's exercise of its stock option at $13.50 per share. These shares are not entitled to vote at the February 16 Special Meeting because they were not outstanding on the January 16 record date.

           DEADLINE FOR SHAREHOLDER PROPOSALS -- 1996 ANNUAL MEETING
     No shareholder proposal will be considered for inclusion in the proxy materials for the 1996 Annual Meeting because no such proposal was received by the Company at its principal office by October 16, 1995.
     If the date of the 1996 Annual Meeting is advanced more than 30 days or delayed by more than 90 calendar days from March 12, 1996, the Company shall inform the shareholders of the change.
                             ADDITIONAL INFORMATION
     No individual other than James R. Fore who has been a director or executive officer of the Company at any time since November 1, 1994 has any substantial interest in the Voting Rights Proposal, except insofar as such individuals own Shares and options to purchase Shares (as described below). Mr. Fore has entered into a Stock Option Agreement and an Employment Agreement with the Purchaser and Kuhlman. The Company has been advised that Mr. Fore will have no continuing interest in the Company following the Offer other than as reflected in such Stock Option Agreement and Employment Agreement. For information about such arrangements, see the introduction and Section 11 of the Offer to Purchase.
     Representatives of KPMG Peat Marwick LLP will not attend the Special
Meeting.
CURRENT INFORMATION AVAILABLE IN SEC FILINGS
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other documents and information with the SEC. The Company's officers, directors and principal shareholders are also presently subject to filing requirements, as well as certain trading restrictions, imposed under the Exchange Act. Such reports, proxy statements and other documents and information are available for inspection and copying at the reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained at prescribed rates from the SEC Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

                                         WILLIAM B. COOPER
                                         SECRETARY-TREASURER


     IF YOU ARE ENTITLED TO VOTE, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, RETURN IT BY FACSIMILE (201-804-8017) AND MAIL THE ORIGINAL PROMPTLY IN THE ACCOMPANYING ENVELOPE.

       The CCI Proxy Statement Supplement is being provided as an exhibit for information. Only shareholders of record on January 16 are entitled to vote and such shareholders are being mailed the Proxy Statement Supplement and proxy card by separate mailing.

                                                        EXHIBIT A

                       (Communication Cable, Inc. Letterhead)


                                February 5, 1996

To Our Stockholders:

       Reference is made to the Company's Schedule 14D-9 previously mailed to you on December 12, 1995 in response to the Tender Offer by Kuhlman Corporation initiated on November 29, 1995, and subsequent amended Schedule 14-D-9's mailed by the Company. The enclosed copy of the Company's Amendment No. 4 to its
Schedule 14D-9, as filed with the Securities and Exchange Commission, describes the Board's decision and contains other important information relating to its decision with respect to Kuhlman's amended offer. We urge you to consider this information carefully.

       By Order of the Board of Directors.
                                        Sincerely,
                                        (Signature of James R. Fore)
                                        James R. Fore
                                        President

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 4

                                       TO
                                 SCHEDULE 14D-9
                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(D)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                           COMMUNICATION CABLE, INC.
                           (Name of Subject Company)
                           Communication Cable, Inc.
                      (Name of Person(s) Filing Statement)
                     Common Stock Par Value $1.00 Per Share
                         (Title of Class of Securities)
                                  203378 I0 4
                     (CUSIP Number of Class of Securities)
                                 James R. Fore
                     President and Chief Executive Officer
                           Communication Cable, Inc.
                             1378 Charleston Drive
                              Post Office Box 1757
                         Sanford, North Carolina 27331
                                 (800) 410-9473
                 (Name, address and telephone number of person
                authorized to receive notice and communications
                 on behalf of the person(s) filing statement.)
                                With a Copy to:
                               L. Bruce McDaniel
                             Post Office Box 58186
                         Raleigh, North Carolina 27658
                                 (919) 872-3000

            Communication Cable, Inc. hereby amends its Schedule 14D-9 (the "Statement"), originally filed on December 12, 1995, with respect to the tender offer by Kuhlman Corporation initiated on November 29, 1995. Capitalized terms not defined herein have the meaning assigned to them in the Statement.
Item 2.   Tender Offer of the Bidder.
Additional paragraphs are added to Item 2. as follows:

            On February 1, 1996, Kuhlman supplemented its Tender Offer, and disclosed that:


     Effective January 31, 1996, the Banks extended the terms of their Commitment Letters through March 15, 1996. All other terms and conditions of the Commitment Letters remain in full force and effect, except that the purchase price for the Acquisition (as defined therein) is not to exceed $46 million. Kuhlman has instructed the Banks to amend Kuhlman's existing bank credit agreement so that Kuhlman will have access to sufficient funds on deposit at the Expiration Date to purchase all of the Shares, and the Banks are proceeding to execute that instruction. At the time of printing this Supplement, the parties were documenting an amendment to Kuhlman's existing bank credit agreement that would expand Kuhlman's borrowing ceiling and thereby comply with Kuhlman's instruction to the Banks. When such amendment is executed, a copy will be filed as an exhibit to an amendment to the Schedule 14D-1.


As of the time of the printing of this Amendment, to the knowledge of the Company no copy of an amendment to Kuhlman's credit agreement has been filed as an exhibit to an amendment to Kuhlman's Schedule 14D-1.

Item 3.   Identity and Background.
Item 3 is amended by adding thereto the following:
            This Special Committee has been informed by Pentair that Pentair plans to respond to the $14.00 Kuhlman offer by Friday, January 26, 1996.

            On January 24, in response to the repeated requests of counsel to the Special Committee for additional information regarding Kuhlman's anticipated financing of the tender offer, counsel to Kuhlman sent a letter to counsel for the Special Committee, stating that Kuhlman's relationships with its lenders were excellent, that financing was not a condition to the offer, and that the financing was not a condition to the offer, and the Special Committee's requests regarding financing arrangements were "immaterial." In response, on January 24 counsel to the Special Committee responded that the past due diligence which the Company had conducted on Kuhlman's financial condition led the Special Committee to believe that its requests for additional information regarding Kuhlman's financial arrangements for the offer were reasonable and relevant to the Special Committee's deliberations. Specifically, counsel to the Special Committee emphasized that, "...the ability of Kuhlman to finance the tender offer, as opposed to some other party, is an area regarding which the Special Committee would like to receive more information."


            Following Kuhlman's increase in the Offer price and the foregoing inquiries regarding Kuhlman's financing arrangements and other matters related to the completion of the offer, on January 25, 1996 the Company filed its Amendment No. 3 to Schedule 14D-9 with the SEC and mailed a copy of Amendment No. 3 to its shareholders. In Amendment No. 3 the Special Committee took no position with respect to the Kuhlman Offer. This decision was made based on twelve factors set forth in the Amendment, including a continuing need for further information from Kuhlman, the continued existence of conditions to Kuhlman's financing, the lack of any undertaking by Kuhlman not to reduce the Offer price at any time, and market conditions.


            On January 25, Pentair informed the Special Committee that it intended to respond to the $14.00 Kuhlman offer by Friday, January 26, 1996. No such response was forthcoming, although counsel to Pentair repeatedly stated that Pentair had doubts that Kuhlman can obtain financing sufficient to consummate the tender offer, and until such doubts are resolved Pentair would not be inclined to increase the Offer Price.


            On the evening of January 26, 1996, counsel to Kuhlman called counsel to the Special Committee and indicated that Kuhlman had instructed its banks to have sufficient funds on hand to accept the tender, and that the banks were proceeding to comply with Kuhlman's instructions. Counsel to Kuhlman indicated that these arrangements were outside of the commitment letters previously filed with Kuhlman's tender offer. Counsel to the Special Committee again reiterated the Special Committee's request for written confirmations of the commitments of Kuhlman's banks.


            On January 29 counsel to the Special Committee received a letter from G. C. Kitch, an Executive Vice President of Pentair, stating that Pentair declined to respond to the increase in the offer price to $14.00 per share by Kuhlman at that time, although Pentair reserved the right to make a response later. Mr. Kitch further stated that until Pentair had an opportunity to consider information with respect to Kuhlman's financing of the tender offer, Pentair felt it was premature to respond.


            On January 29, in connection with the deliberations of the Special Committee, counsel to the Special Committee wrote to Kuhlman to request that Kuhlman consider a postponement of the Special Meeting, and to ask that Kuhlman address four issues:


                     (1) the status of Kuhlman's consideration of the Special Committee's requests for an irrevocable undertaking not to decrease the tender offer price below $14 per share;


                     (2) details regarding Kuhlman's arrangements to finance the tender offer, including written confirmation from the appropriate financial institutions regarding such financing and information as to whether the financing would be adequate to purchase all of the Company's shares;


                     (3) confirmation that Kuhlman must accept all shares tendered if it accepts any; and


                     (4) a request that Kuhlman furnish an irrevocable undertaking that Kuhlman would not subsequently pay less for non-tendered shares than paid for tendered shares in the event that less than all shares are tendered.


            On the morning of January 31, counsel to Kuhlman replied to counsel to the Special Committee by letter which included the following:


                     (a) Kuhlman would not agree to a postponement of the Special Meeting.


                     (b) Although Kuhlman has the right to decrease the price offered in its tender offer, Kuhlman does not expect to do so.


                     (c) Kuhlman's arrangements with its banks are "contemplated by" the commitment letters originally filed with the Kuhlman tender offer, and all that has changed is the timing of the credit agreement amendment which will implement those arrangements. The availability of financing was never a condition to Kuhlman's tender offer and is not an "issue" at all. Kuhlman is deeply disappointed that the Special Committee has decided to focus on a "non-issue" rather than on the "real issues" of price and timing of payment.


                     (d) Kuhlman agrees that all shares tendered must be accepted by Kuhlman if any such shares are tendered.


                     (e) Kuhlman refuses to undertake not to pay less for non-tendered shares than it pays for tendered shares in the event that less than all shares are tendered.


            On the afternoon of January 31, counsel to the Special Committee addressed two of the issues discussed in the letter sent by counsel to Kuhlman earlier in the day. First, counsel to the Special Committee noted that Kuhlman had failed to provide an undertaking that it would not decrease the tender offer price and reserves its right to reduce the tender offer price. Secondly, counsel to the Special Committee offered clarification as to why the Special Committee had remained focused on the issue of the financing of the Kuhlman tender offer. The relevant portion of this letter is as follows:


            "In your letter, you characterize Kuhlman's financing as a "non-issue", and again criticize the Special Committee for raising its concerns. In particular, you state that arrangements for Kuhlman to increase its borrowing capacity under the existing credit agreement in an amount sufficient to purchase all CCI shares are "arrangements contemplated by the commitment letters." (Emphasis in original.) You also claim that, "All that has changed is the timing of the credit agreement amendment." (Emphasis in original.) Unfortunately, a review of the commitment letters which Kuhlman has provided as exhibits to its
Schedule 14D-1 (referred to herein as the "Commitment Letters") indicates that these statements and claims are inaccurate. Kuhlman has provided no other information for review by the Special Committee in this regard."


            Counsel to the Special Committee went on to renew its request for tangible evidence that Kuhlman had secured the financing necessary to consummate its tender offer and reiterated to Kuhlman the following points among others:


            (1) Each Commitment Letter refers to a request by Kuhlman to obtain "up to $35 million of financing..." in connection with the acquisition, related expenses and working capital needs. This amount is inadequate to finance the purchase of all outstanding CCI shares and shares underlying exercisable options, much less to cover associated expenses or working capital.


            (2) As the Special Committee has repeatedly pointed out, the banks each have the right to conduct due diligence investigations of CCI prior to any financing. The status of such due diligence or whether it will be required has not been disclosed to the Special Committee (if such due diligence has begun at all).


            (3) Each Commitment Letter expires [February 1, 1996,] unless extended in writing, and no evidence of any such extension has been provided."


            Counsel to Kuhlman did not respond to the letter sent by counsel to the Special Committee on January 31. On February 1, counsel to the Special Committee again wrote to counsel to Kuhlman requesting that "on Kuhlman's behalf you send to us by facsimile Kuhlman's amended Schedule 14D-1, with exhibits, as soon as it is filed." Kuhlman filed an amended Schedule 14D-1 with the Securities and Exchange Commission on February 1, 1996, but did not provide a copy to the Special Committee.


            As noted under Item 2, above, amendment No. 4 to the Schedule 14D-1 of Kuhlman included a Supplement, dated February 1, 1996, to the Kuhlman tender offer. This supplement contains the following statement regarding the financing of the tender offer under the caption "SOURCE AND AMOUNT OF FUNDS":


     "Effective January 31, 1996, the Banks extended the terms of their Commitment letters through March 15, 1996. All other terms and conditions of the Commitment Letters remain in full force and effect, except that the purchase price for the Acquisition (as defined therein) is not to exceed $46 million. Kuhlman has instructed the Banks to amend Kuhlman's existing bank credit agreement so that Kuhlman will have access to sufficient funds on deposit at the Expiration Date to purchase all of the Shares, and the banks are proceeding to execute that instruction. At the time of printing this Supplement, the parties were documenting an amendment to Kuhlman's existing bank credit agreement that would expand Kuhlman's borrowing ceiling and thereby comply with Kuhlman's instruction to the Banks. When such amendment is executed, a copy will be filed as an exhibit to an amendment to the Schedule 14D-1."

Item 4.   The Solicitation or Recommendation.

            The Board of Directors has determined to recommend to the shareholders acceptance of the Tender Offer at the present time.


            This decision was made in light of Kuhlman's recent disclosure regarding its financing arrangements, the fact that the price offered by Kuhlman remains higher than that offered by Pentair or an other bidder for the Company's common stock, and the following factors during the course of essentially the past year up to the date of such action:


            1. The Special Committee has received additional information regarding the Kuhlman Offer and Kuhlman has publicly undertaken to provide further information upon amendment of its credit facility.


            2. Kuhlman's financial commitments for the Offer appear to have been increased and extended.


            3. Kuhlman has represented that it does not expect to reduce the price of the Offer.


            4. The Offer price and terms compared to the Merger price and terms and the fact that no price equal to or higher than the Offer price has been offered.


            5. The fact that shareholders not tendering may have redemption rights as described in the Company's Proxy Statement and Proxy Statement Supplement.


            6. The fact that the Board of Directors and the Special Committee is recommending that shareholders condition the grant of voting rights to Kuhlman on Kuhlman's acceptance of the offer.


            7. The previously received, in connection with the Kuhlman Tender Offer, fairness opinion from Interstate/Johnson Lane indicating that a price of $12.00 per share was fair to the shareholders from a financial point of view;


            8. The consideration of prices discussed in indications of interest received by the Company during the past year;


            9. A review of the market price of the Company's Shares for every trading day since the Kuhlman Offer was announced;


            10.   The nature of the Offer;

            11. An assessment by directors of the strengths and weaknesses of the Company's current business, business plans, prospects, financial condition, and stock market perception;


            12. A review of the trading history and current market value of the shares of the Company;


            13. The effect of the acquisition on the Company's customers, employees, suppliers, and business plans.


            Other than as set forth above, there was no basis for the decision on the Tender Offer, and no relative weight was assigned to any individual factor considered in reaching its determination. The recommendation above is preliminary and is subject to revision. Shareholders are urged to monitor further corporate announcements.


Item 7. Certain Negotiations and Transactions on the Subject Company.


            Item 7 is amended by adding thereto an Item 7(a)(3), as follows:


            On Friday, February 2, 1996, Pentair, Inc. exercised its option to purchase 300,000 shares of the Company's common stock at a price of $13.50 per share. Pentair, its subsidiary Pentair Acquisition, Inc. and the Company previously entered into an Agreement and Plan of Merger providing for a merger of the Company with Pentair Acquisition, Inc. at a cash price of $13.50 per share, and pursuant to which the option was granted. In connection with the exercise of the option, the Company informed Pentair that the Company granted the option, and issued shares pursuant to Pentair's exercise of the option, in reliance on Pentair's prior assurance that shares obtained pursuant to the option will not be used to block an acquisition of the Company by any party offering a higher price per share than that offered by Pentair. The Company and Pentair have agreed to a reservation of rights with respect to this issue.


Item 9. Material to be Filed as Exhibits.


            (a)   CCI Proxy Statement Supplement dated February 5, 1996


            THE CCI PROXY STATEMENT SUPPLEMENT IS BEING PROVIDED AS AN EXHIBIT FOR INFORMATION. ONLY SHAREHOLDERS OF RECORD ON JANUARY 16 ARE ENTITLED TO VOTE AND SUCH SHAREHOLDERS ARE BEING MAILED THE PROXY STATEMENT SUPPLEMENT AND PROXY CARD BY SEPARATE MAILING.

                                   SIGNATURE
            After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Date: February 5, 1996                    COMMUNICATION CABLE, INC.

                                          BY:            JAMES R. FORE
                                              James R. Fore
                                             President and
                                             Chief Executive Officer


******************************************************************************
                                  APPENDIX

                           COMMUNICATION CABLE, INC.

P R O X Y  N O.  2

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby (i) certifies that the undersigned is not an officer of Communication Cable, Inc. (the "Company"), is not an employee of the Company who is also a director of the Company and is not a person who has acquired or proposes to acquire "control shares" of the Company in a "control share acquisition" within the meaning of the North Carolina Control Share Acquisition Act (the "Control Act"), (ii) appoints each of George J. Falconero and Paul L. Holland as Proxies, each with the power to appoint his substitute, and (iii) authorizes such Proxies to represent and to vote, as designated below and in their discretion upon such other matters as may properly come before the meeting and any adjournments thereof, including any proposal made by Kuhlman, all of the shares of common stock of the Company held of record by the undersigned on January 16, 1996 at the special meeting of shareholders to be held on February 16, 1996 or any adjournment thereof (the "Special Meeting"). The undersigned understands that approval of the Voting Rights Proposal stated below is a condition precedent to the obligation of Kuhlman Acquisition Corp. to consummate its tender offer.


        1 VOTING RIGHTS PROPOSAL: To grant voting rights to all of the shares of common stock of the Company at any time acquired by or for Kuhlman Acquisition Corp., directly or indirectly, in a "control share acquisition" within the meaning of the Control Act, including any and all shares that may be acquired by Kuhlman Acquisition Corp. pursuant to its tender offer to purchase any and all outstanding shares at $12.00 per share, [now $14.00] net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase dated November 29, 1995 and the related Letter of Transmittal, as the same may be amended or supplemented at any time prior to the conclusion of the Special Meeting, such voting rights to be effective only upon Kuhlman's acceptance of all shares tendered at a cash price not less than $14.00 per share, and for Shares not less than the Minimum Tender Condition set forth in Kuhlman's February 1, 1996 Offer Supplement.

                [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

        2. To grant the Proxies full authority to vote in their discretion on adjournment and any other procedural matters.


                [ ] FOR                [ ] AGAINST                [ ] ABSTAIN


        3. By marking this box the undersigned gives the Company written notice that, if the Voting Rights Proposal is approved, I may ask for the redemption of my shares under the Control Act as described in the Proxy Statement Supplement.


        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, then this proxy will be voted with the recommendation of the Special Committee of the Company's Board of Directors.


        Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, then please sign in full corporate name by president or other authorized officer. If a partnership, then please sign in partnership name by authorized person.

                                              [ ] Wish to attend and vote shares
                                                  at meeting.

                                               Dated: February            , 1996

                                               Signature
                                               Signature if held jointly

                                               PLEASE MARK, SIGN, DATE AND
                                               RETURN THE ORIGINAL PROXY CARD
                                               PROMPTLY USING THE ENCLOSED
                                               ENVELOPE. PLEASE FAX YOUR SIGNED
                                               CARD TO THE COMPANY AT
                                               (201-804-8017)

PLEASE READ THE FOLLOWING INSTRUCTIONS BEFORE EXECUTING YOUR VOTING INSTRUCTIONS
                           ON THE FRONT OF THIS FORM

    (Bullet) TIME IS OF THE ESSENCE. PLEASE IMMEDIATELY FAX YOUR SIGNED PROXY TO
             THE COMPANY AT (201-804-8017).


    (BULLET) Review the Proxy Statement Supplement and, in particular, the explanation of the Voting Rights Proposal. The shares represented hereby will be voted as indicated; if no direction is indicated, then they will be voted with the recommendation of the Special Committee of the Company's Board of Directors.

    (Bullet) VOTING ON THE PROPOSAL: You can vote on the proposal by marking an [x] in the appropriate block.
    (Bullet) If your shares are held by a broker or bank, then you must return your voting instructions for your shares to be represented at the meeting. Brokers and banks vote only as instructed to vote.
    (Bullet) If you wish to attend and vote your shares at the meeting, then mark an [x] in the appropriate block and sign and return the form. If you wish to authorize another person to vote your shares at the meeting, then print your representatives's name and address in the area below. A legal proxy will be issued to you or your authorized representative. Please note: If a legal proxy is issued, then your shares will not be represented at the meeting unless you or your representative attends the meeting.
    (Bullet) Note: If the address shown for you is incorrect, then notify your broker or bank directly.